Exhibit 11


              Statement of Computation of Per Share Earnings


     Set forth below are trhe bases for the computation of earnings per share for the periods shown. The Company had no options, warrants, convertible securities or other potentially dilutive securites outstanding during any period shown.


                                                 Year Ended December 31,

           Earnings Per Common Share              1997           1996
             Basic and Diluted                   $2.44          $2.06

             Average Shares Outstanding         645,195        637,160